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                                             SCOR U.S. CORPORATION                   EXHIBIT 11
                                       COMPUTATION OF EARNINGS PER SHARE
                                     (In thousands, except per share data)

                                                          Three Months Ended,        Nine Months Ended,
                                                                September 30              September 30

                                                             1994        1993         1994         1993
     PRIMARY

     Net income (loss) applicable to common stock      $    2,447   $   5,808   $  (11,368)  $   17,854

     Average number of common shares outstanding           18,168      18,195       18,146       18,182

     Add:
       Assumed exercise of stock options                       44         230          -0-          282
     Common and common equivalent shares outstanding       18,212      18,425       18,146       18,464

     Net income (loss) per share assuming
      exercise of common stock equivalents             $     0.13   $    0.32   $    (0.63)  $     0.97

     FULLY DILUTED

     Net income (loss) applicable to common stock      $    2,447   $   6,588   $  (11,368)  $   19,426

     Average number of common shares outstanding           18,168      18,195       18,146       18,155

     Add:
      Assumed exercise of stock options                        44         230          -0-          282
      Assumed convertion of convertible bonds                 -0-       3,394          -0-        2,312
     Common and common equivalent shares outstanding
      assuming full dilution                               18,212      21,819       18,146       20,749

     Net income (loss) per share assuming
      full dilution                                    $     0.13   $    0.30   $    (0.63)  $     0.94
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